Exhibit 99.1

LIBERTY MEDIA REPORTS THIRD QUARTER FINANCIAL RESULTS

Englewood, Colorado, October 30, 2008 – Liberty Media Corporation (“Liberty”) (NASDAQ: LCAPA/B, LINTA/B and LMDIA/B) today reported third quarter results for Liberty Capital group, Liberty Interactive group and Liberty Entertainment group.  Financial highlights include:

•	Drew down remaining capacity of QVC bank credit facilities.
•	In October used proceeds to tender for $782 million face value of two series of Liberty senior notes due 2009, representing 87% of the bonds outstanding in these two series.
•	E-commerce companies posted solid results.
•	Repurchased 13.6 million Liberty Capital shares from August 1st through October 29th, 2008, representing on a cumulative basis almost 25% of those shares.

“Although several of our businesses, including Starz and our e-commerce companies, produced solid results, Liberty has not been immune to the volatile economic climate,” stated Greg Maffei, Liberty President and CEO.  “In light of the financial market turmoil, we continued our focus on balance sheet management.  We successfully drew down our QVC bank facilities and retired 87% of our senior notes that mature in mid-2009.”

Maffei continued, “Our Board of Directors has authorized a change in the attribution of $551 million of our Viacom exchangeable senior debentures from Liberty Entertainment to Liberty Interactive along with $380 million in cash, which bolsters Liberty Interactive’s liquidity.  Liberty Interactive will use $300 million of this cash to fund a tender offer for two series of our senior debentures.  A successful tender will reduce Liberty Interactive’s interest expense.  This change in the attribution of the exchangeable senior debt is a necessary step in a potential split-off of Liberty Entertainment.  That being said, we continue to evaluate the split-off of Liberty Entertainment and its timing, given market conditions.”

(1)  Please see page 10 of this press release for the definition of adjusted OIBDA and a discussion of management’s use of this performance measure.  Schedule 1 to this press release provides a reconciliation of adjusted OIBDA for each of Liberty’s tracking stock groups to that group’s operating income for the same period, as determined under GAAP.  Schedule 2 to this press release provides a reconciliation of adjusted OIBDA for each of QVC and Starz Entertainment to that entity’s operating income for the same period, as determined under GAAP.

In light of financial conditions, Liberty is withdrawing Liberty Interactive’s guidance provided in 2006 and will not be providing new guidance for the foreseeable future.  Since DIRECTV will not release earnings until November 6th, Liberty will not be making any comments on their results in this release.

Tender Offer Details

Liberty intends to use approximately $300 million of cash to purchase a portion of the outstanding principal amount (plus accrued interest) of its senior debentures due 2029 and 2030 through a modified dutch auction tender offer procedure.  Liberty expects that the minimum and maximum purchase price for both series will be $550.00 and $620.00 per $1,000 principal amount, respectively.  The debentures are attributable to the Liberty Interactive tracking stock group.  The terms and conditions of the tender offer will be described in an offer to purchase and related letter of transmittal that will be sent to noteholders when we commence the tender offer shortly.  Nothing in this release shall be deemed to constitute an offer to purchase or a solicitation of any offer to sell the debentures or any other securities.  The tender offer will be made solely by the offer to purchase and the related offer documents.

LIBERTY INTERACTIVE GROUP – The businesses and assets attributed to Liberty Interactive group are engaged in, or are ownership interests in companies that are engaged in, video and on-line commerce, and currently include Liberty’s subsidiaries QVC, Provide Commerce, Backcountry.com, Inc., Bodybuilding.com, LLC and BUYSEASONS, Inc. and its 30% interest in IAC/InterActiveCorp, HSN, Inc., Ticketmaster, Tree.com, Inc. and Interval Leisure Group, Inc., 24% interest in Expedia and 20% interest in GSI Commerce.  Liberty has identified wholly-owned QVC, Inc. as the principal operating segment of Liberty Interactive group.

Liberty Interactive group’s revenue increased 2% and adjusted OIBDA decreased 14% for the quarter.  The increase in revenue was primarily driven by the impact of the Bodybuilding.com, LLC acquisition in December 2007 and strong organic growth at the other e-commerce companies.  The decrease in adjusted OIBDA was due to the results at QVC.

QVC

QVC’s total revenue decreased 3% in the third quarter to $1.64 billion and adjusted OIBDA decreased 14% to $312 million.

“We are managing our business for the long term as we navigate these turbulent times,” stated Mike George, QVC President and CEO.  “We have adjusted our fourth quarter product, programming, and promotional mix to the current market realities, while staying true to our core principles.  QVC is committed to helping our customers find creative ways to celebrate the holidays and build wonderful memories on a budget, and make smart gift giving choices.  QVC is working with suppliers to offer our customers even more value-driven products.  We are also tightly managing our expense, inventory and capital needs.  In addition, QVC has reviewed its customer credit policies and is implementing loss containment strategies on our private label receivable portfolio such as increasing minimum approval scores to obtain credit, eliminating annual credit line increases, and reducing credit lines for marginal accounts.  Despite the challenging environment, we believe our customers are willing to treat themselves when we offer compelling value and products in an entertaining format.”

QVC’s domestic revenue decreased 9% in the third quarter to $1.07 billion.  Adjusted OIBDA decreased 21% to $221 million in the quarter.  For the quarter, the mix of product sold shifted from the jewelry area to the accessories area and to a lesser extent, the apparel and home product areas.  The average selling price increased 4% from $45.89 to $47.89 while the total number of units shipped declined to 24.8 million from 28.0 million. Returns as a percent of gross product revenue increased due to product mix shifts and higher average selling prices.  QVC.com sales as a percentage of domestic sales grew from 21% in the third quarter of 2007 to 24% in the third quarter of 2008.  The domestic adjusted OIBDA margin decreased 308 basis points primarily due to a lower gross margin percentage as a result of lower initial product margins in the home and apparel product areas, a higher inventory obsolescence provision, a higher bad debt provision as well as not achieving leverage on fixed costs.  The reduction in the home products’ initial margin can be attributed in part to a shift in the mix to lower margin electronic products.

QVC’s international revenue increased 11% in the third quarter to $568 million including the impact of favorable foreign currency exchange rates in Germany and Japan.  Excluding the effect of exchange rates, revenue increased in Japan by 11%, Germany by 8%, U.K. by 1%, and 7% overall.  International adjusted OIBDA increased 6% in the third quarter from $86 million to $91 million.  International adjusted OIBDA margins decreased 78 basis points primarily due to lower gross margins as a result of lower initial product margins and higher commissions expense as a percentage of net revenue due to new fixed-rate agreements in the U.K. and Japan.  Excluding the effect of exchange rates, QVC’s international adjusted OIBDA was essentially flat in the third quarter.

QVC U.K. net revenue grew 1% in local currency in the third quarter. The U.K. experienced a slowdown in the sales of hobby and craft products within the home category as well as accessories.  Units shipped increased 3% in the third quarter while average selling price declined 2% in local currency.  QVC Japan’s net revenue in local currency increased 11% for the third quarter 2008.  Units shipped increased 15% while average selling price declined 2% in local currency.  Beginning in March 2007, QVC Japan faced a heightened regulatory focus on health and beauty product presentations.  QVC Japan’s results were favorably impacted as it anniversaried the prior year impact.  For the quarter, the product mix shifted to the jewelry and fashion areas as QVC Japan continues to successfully shift product away from health and beauty and into these areas.  QVC Germany’s net revenue grew 8% in local currency for the third quarter.  QVC Germany’s average selling price decreased 5% in local currency, but units shipped increased by 14%.

QVC’s outstanding bank debt was $5.20 billion at September 30, 2008.

E-commerce Businesses

Liberty Interactive’s e-commerce businesses, which include Provide Commerce,  Backcountry.com,  Bodybuilding.com and BUYSEASONS, had positive financial results in the third quarter and continue to grow at a rapid pace.  In the aggregate, the e-commerce businesses experienced revenue and adjusted OIBDA growth of 112% and 50%, respectively.  The increase in revenue was primarily driven by the impact of the Bodybuilding.com, LLC acquisition mentioned above and strong organic growth at the other e-commerce companies.  The increase in adjusted OIBDA was primarily due to the previously mentioned Bodybuilding.com, LLC acquisition.

Share Repurchases

There were no share repurchases of Liberty Interactive stock during the third quarter of 2008.  Liberty has approximately $740 million remaining under its Liberty Interactive stock repurchase authorization.

LIBERTY ENTERTAINMENT GROUP – The businesses and assets attributed to Liberty Entertainment group are engaged in, or are ownership interests in companies that are engaged in, television and internet distribution and programming, and currently include Liberty’s subsidiaries Starz Entertainment, LLC (“Starz Entertainment”), FUN Technologies, Inc. (“FUN”), and Liberty Sports Group, its equity affiliates GSN LLC and WildBlue Communications, Inc. and its interest in DIRECTV.  Liberty has identified Starz Entertainment, LLC, a consolidated, wholly-owned subsidiary, as the principal operating segment of Liberty Entertainment group.  As previously noted, Liberty issued the Liberty Entertainment group tracking stock on March 4, 2008.  The assets and businesses attributed to the Liberty Entertainment group were previously attributed to the Liberty Capital group.  The presentation below treats the assets and businesses attributed to the Liberty Entertainment group as though they had been attributed to the group since January 1, 2007.

Liberty Entertainment group’s revenue increased 21% and adjusted OIBDA decreased 15% for the quarter.  The increase in revenue was primarily due to the addition of the Liberty Sports Group which was acquired in February 2008.  The decrease in adjusted OIBDA was primarily due to one-time adjustments recorded during the third quarter of 2007 at Starz Entertainment related to affiliation agreement extensions.

Starz Entertainment, LLC

Starz Entertainment revenue decreased 1% to $278 million and adjusted OIBDA decreased 11% to $78 million.

In the third quarter of 2007 Starz Entertainment recognized $18 million of revenue based on differences in rates provided in a new affiliation agreement with DIRECTV.  After expiration of the previous agreement and through the execution of the new agreement, Starz Entertainment recognized revenue from DIRECTV based on cash payments from DIRECTV.  The new affiliation agreement provided for rates that were higher than those paid by DIRECTV from the June 30, 2006 expiration of the previous agreement through the execution of the new agreement.  After adjusting for the one-time events in the third quarter of 2007, revenue would have increased 5% and OIBDA would have increased 22%.

After adjusting for the one-time DIRECTV item noted above in the third quarter of 2007, the increase in revenue was primarily due to higher effective rates for Starz Entertainment’s services and increases in the weighted average number of subscription units.  Starz and Encore, the two principal service offerings of Starz Entertainment, each experienced average subscription unit increases of 7% for the quarter when compared to the same period of 2007.

Starz Entertainment’s operating expenses increased 4% for the quarter.  The increase in operating expenses was primarily due to the positive impact recorded in Q3 2007 related to the settlement of a music rights dispute, increased marketing costs and a higher effective rate for the movie titles exhibited in 2008.  This increase was partially offset by a 3% decrease in programming expenses from $164 million in the third quarter of 2007 to $161 million in the third quarter of 2008.

Starz LLC Chairman and CEO Robert B. Clasen said, “We are pleased with the continued solid growth in subscribers to our channels and, excluding the one-time events in the third quarter of 2007, our gains in both revenue and OIBDA.  During the quarter we launched Encore HD, bringing to five the number of high definition channels we now offer along with the three HD on demand services.”

Share Repurchases

There were no share repurchases of Liberty Entertainment stock during the third quarter of 2008.  Liberty has $1 billion remaining under its Liberty Entertainment stock repurchase authorization.

LIBERTY CAPITAL GROUP – The businesses and assets attributed to Liberty Capital group are all of Liberty’s businesses and assets other than those attributed to the Liberty Interactive group and Liberty Entertainment group and include its subsidiaries Starz Media, LLC, TruePosition, Inc., Atlanta National League Baseball Club, Inc. (the owner of the Atlanta Braves), and its interests in Time Warner, Inc. and Sprint Nextel Corporation.

Liberty Capital group’s revenue increased to $221 million or 16% while its adjusted OIBDA deficit increased to $89 million for the quarter.  The increase in revenue was primarily due to revenue growth at Starz Media due to the 2008 theatrical release of six films by Overture Films and one by Starz Animation.  The increase in the adjusted OIBDA deficit was primarily due to marketing and advertising costs associated with the release of these films.

CEO Robert B. Clasen stated, “At Starz Media we were pleased with the box office performance of Space Chimps, the animated film we produced in partnership with Vanguard Films for distribution by Fox, and with the continued output of motion pictures from Overture Films including, in this quarter, Righteous Kill and Traitor.  At one point in the quarter Overture’s movies were showing on 5,800 screens, accounting for 15 percent of all the screens in the United States.”

Share Repurchases

From August 1, 2008 through October 29, 2008, Liberty repurchased 13.6 million shares of Series A Liberty Capital common stock at an average cost per share of $14.19 for total cash consideration of $193 million.  Year to date through October 29, 2008, Liberty has repurchased 31.6 million shares at an average cost per share of $14.53 for total cash consideration of $460 million.  These repurchases represent 24.5% of the shares outstanding.  Liberty has approximately $140 million remaining under its Liberty Capital stock repurchase authorization.

NOTES

Liberty Media Corporation operates and owns interests in a broad range of video and on-line commerce, media, communications and entertainment businesses.  Those interests are currently attributed to three tracking stock groups: Liberty Interactive group, Liberty Entertainment group and Liberty Capital group.

Unless otherwise noted, the foregoing discussion compares financial information for the three months ended September 30, 2008 to the same period in 2007.  Certain prior period amounts have been reclassified for comparability with the 2008 presentation.  Liberty completed the sale of its controlling interests in OpenTV and On Command during 2007, and as such, the financial results of these companies have been excluded from all periods presented.

The following financial information is intended to supplement Liberty’s consolidated statements of operations to be included in its From 10-Q.

Fair Value of Public Holdings and Derivatives

(amounts in millions and include the value of derivatives)	June 30, 2008	September 30, 2008
InterActiveCorp	$1,605	720
InterActiveCorp Spin-Off Companies (1)	—	548
Expedia (1)	1,272	1,046
GSI Commerce	130	147
Total Attributed Liberty Interactive Group	$3,007	2,461

DIRECTV (1)	14,073	14,224
Total Attributed Liberty Entertainment Group	$14,073	14,224

Non Strategic Public Holdings (2)	4,716	4,405
Total Attributed Liberty Capital Group	$4,716	4,405

(1)

Represents fair value of Liberty’s investments in the InterActiveCorp spin-off companies, Expedia and DIRECTV. In accordance with GAAP, Liberty accounts for these investments using the equity method of accounting and includes these investments in its consolidated balance sheet at their historical carrying values.

(2)

Represents Liberty’s non-strategic public holdings which are accounted for at fair value including any associated equity derivatives on such investments. Also includes the liability associated with borrowed shares which totaled $682 million and $598 million at June 30, 2008 and September 30, 2008, respectively.

Cash and Debt

The following presentation is provided to separately identify cash and liquid investments and debt information.

(amounts in millions)	June 30, 2008	September 30, 2008
Cash and Cash Related Investments Attributable to:
Liberty Interactive Group (1)	$731	1,442
Liberty Entertainment Group (1)	1,029	1,076
Liberty Capital Group (2)	2,116	1,356
Total Liberty Consolidated Cash (GAAP)	$3,876	3,874

Short-Term Investments Attributed to Liberty Capital Group (3)	—	523

Debt:
Senior Notes and Debentures (4)	$3,108	3,108
QVC Bank Credit Facility	4,486	5,200
Other	78	71
Less: Unamortized Discount	(15)	(14)
Total Attributed Liberty Interactive Group Debt (GAAP) (1)	7,657	8,365

Senior Exchangeable Debentures (5)	551	551
Liberty derivative borrowing	1,993	2,011
Other	53	53
Total Attributed Liberty Entertainment Group Debt	2,597	2,615
Less: Fair Market Value Adjustment	(223)	(325)
Total Attributed Liberty Entertainment Group Debt (GAAP) (1)	2,374	2,290

Senior Exchangeable Debentures (5)	3,442	3,440
Bank Credit Facility	750	750
Other	713	753
Total Attributed Liberty Capital Group Debt	4,905	4,943
Less: Fair Market Value Adjustment	(957)	(1,333)
Total Attributed Liberty Capital Group Debt (GAAP)	3,948	3,610

Total Consolidated Liberty Debt (GAAP)	$13,979	14,265

(1)

Does not reflect the change in attribution subsequent to September 30, 2008 of $551 million principal amount of Senior Exchangeable Debentures and $380 million in cash from the Liberty Entertainment group to the Liberty Interactive group.

(2)

Does not include $542 million and $530 million of restricted cash on June 30, 2008 and September 30, 2008, respectively, that is reflected in other long-term assets in Liberty’s condensed consolidated balance sheet. Please see discussion related to Investment Fund in the footnotes to Liberty’s condensed consolidated financial statements to be included in its Form 10-Q.

(3)

Represents the estimated fair value of Liberty’s holdings in The Reserve Primary Fund at September 30, 2008. While Liberty expects to receive substantially all of its current holdings in the Primary Fund, it cannot be predicted when this will occur or the amount that will be received. Accordingly, Liberty has reclassified the investment from cash and cash equivalents to short-term investments as of September 30, 2008.

(4)	Face amount of Senior Notes and Debentures with no reduction for the unamortized discount.
(5)	Face amount of Senior Exchangeable Debentures with no reduction for the fair market value adjustment.

Total attributed Liberty Interactive group cash and liquid investments increased $711 million compared to June 30, 2008 primarily due to borrowings on the QVC bank credit facility and cash flow from QVC operations partially offset by tax sharing payments to Liberty Capital group and interest payments.  Total attributed Liberty Interactive group debt increased $708 million compared to June 30, 2008 due to borrowings on the QVC bank credit facility.  Borrowings on the QVC bank credit facility were used to fund the $782 million bond tender offer that expired on October 27, 2008, subsequent to the end of the third quarter.

Total attributed Liberty Entertainment group cash and liquid investments increased $47 million compared to June 30, 2008 primarily due to cash flow from Starz Entertainment operations.  Total attributed Liberty Entertainment group debt increased $18 million compared to June 30, 2008 due to accretion of the borrowings against the DIRECTV equity collar.

Total attributed Liberty Capital group cash and liquid investments and short-term investments decreased $237 million compared to June 30, 2008 due to the purchase of Liberty Capital Series A common stock and interest payments partially offset by tax sharing payments received from Liberty Interactive group and Liberty Entertainment group.  Total attributed Liberty Capital group debt increased $38 million compared to June 30, 2008 due to increased subsidiary debt.

Subsequent to September 30, 2008, market value fluctuations related to certain of our exchangeable debentures that are underlying total return swaps attributable to Liberty Capital caused a triggering event with respect to those swaps, allowing the counterparty to terminate the contract.  As a result, we currently expect that we will be required to make a payment to the counterparty of $200 to $250 million to settle the contract.  We are currently exploring entering into a new swap agreement at a lower notional amount that could affect the total amount paid to address this obligation.  We expect to fund this payment with available cash or equity derivative credit facilities at Liberty Capital.

Important Notice: Liberty Media Corporation (Nasdaq: LINTA, LINTB, LMDIA, LMDIB, LCAPA, LCAPB) President and CEO, Gregory B. Maffei will discuss Liberty’s earnings release in  a conference call  which will begin at 11:00am (ET) on October 30, 2008.  The call can be accessed by dialing (800) 768-6563 or (785) 830-7991 at least 10 minutes prior to the start time.  Replays of the conference call can be accessed from 1:30 p.m. (ET) on October 30, 2008 through 1:30 p.m. (ET) November 6, 2008, by dialing (719) 457-0820 or (888) 203-1112 plus the pass code 5030492#.  The call will also be broadcast live across the Internet and archived on our website.  To access the webcast go to http://www.libertymedia.com/investor_relations/default.htm.  Links to this press release will also be available on the Liberty Media web site.

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including the statements regarding the long-term prospects of QVC, anticipated programming costs for Starz Entertainment in 2008 and our expectations regarding launching a tender offer for two series of our debentures.  These forward looking statements are based on management’s current expectations and assumptions, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict.  Actual results, performance or achievements of the operating businesses of Liberty included herein could differ materially from those expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, among others: the risks and factors described in the publicly filed documents of Liberty, including the most recently filed Form 10-Q of Liberty; general economic and business conditions and industry trends including in the advertising and retail markets; the continued strength of the industries in which such businesses operate; continued consolidation of the broadband distribution and movie studio industries; uncertainties inherent in proposed business strategies and development plans; changes in distribution and viewing of television programming, including the expanded deployment of personal video recorders and IP television and their impact on television advertising revenue and home shopping networks; disruption in the production of theatrical films or television programs due to strikes by unions representing writers, directors or actors; increased digital television penetration and the impact on channel positioning of our networks; rapid technological changes; future financial performance, including availability, terms and deployment of capital; availability of qualified personnel; the development and provision of programming for new television and telecommunications technologies; changes in, or the failure or the inability to comply with, government regulation, including, without limitation, regulations of the Federal Communications Commission, and adverse outcomes from regulatory proceedings; adverse outcomes in pending litigation; changes in the nature of key strategic relationships with partners and joint ventures; competitor responses to such operating businesses’ products and services, and the overall market acceptance of such products and services, including acceptance of the pricing of such products and services; threatened terrorist attacks and ongoing military action, including armed conflict in the Middle East and other parts of the world, and the completion of Liberty’s bond tender offer on the terms announced or at all.  These forward-looking statements speak only as of the date of this press release.  Liberty expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

References in this press release  to the tender offer are for informational purposes only and do not constitute an offer to buy, or the solicitation of an offer to sell, any debentures.  The full details of the tender offer, including complete instructions on how to tender debentures, along with the letter of transmittal and related materials, are expected to be distributed to debentureholders in the near future.  Holders of our debentures should carefully read the offer to purchase, the letter of transmittal and other related materials when they are available.

Contact:  Courtnee Ulrich (720) 875-5420

SUPPLEMENTAL INFORMATION

As a supplement to Liberty’s consolidated statements of operations, to be included in its Form 10Q, the following is a presentation of quarterly financial information and operating metrics on a stand-alone basis for the two largest privately held businesses (QVC and Starz Entertainment) owned by or in which Liberty held an interest at September 30, 2008.

Please see below for the definition of adjusted OIBDA and a discussion of management’s use of this performance measure.  Schedule 2 to this press release provides a reconciliation of adjusted OIBDA for each identified entity to that entity’s operating income for the same period, as determined under GAAP.

QUARTERLY SUMMARY

(amounts in millions)	3Q07	4Q07	1Q08	2Q08	3Q08
Liberty Interactive Group
QVC (100%)
Revenue – Domestic	$1,174	1,676	1,176	1,181	1,073
Revenue – International	512	658	589	580	568
Revenue – Total	$1,686	2,334	1,765	1,761	1,641
Adjusted OIBDA – Domestic	$278	396	281	286	221
Adjusted OIBDA – International	86	135	106	101	91
Adjusted OIBDA – Total	$364	531	387	387	312
Operating Income	$231	396	250	253	175
Gross Margin – Domestic	36.6%	35.4%	36.4%	37.0%	34.3%
Gross Margin – International	36.7%	37.3%	36.8%	37.3%	35.7%

Liberty Entertainment Group
STARZ ENTERTAINMENT (100%)
Revenue	$282	265	273	275	278
Adjusted OIBDA	$88	48	74	68	78
Operating Income	$78	30	60	53	63
Subscription Units – Starz	16.0	16.3	16.8	17.0	17.4
Subscription Units – Encore	30.4	30.7	31.4	31.3	31.6

NON-GAAP FINANCIAL MEASURES

This press release includes a presentation of adjusted OIBDA, which is a non-GAAP financial measure, for each of Liberty’s tracking stock groups and each of QVC and Starz Entertainment together with a reconciliation to that group’s or entity’s operating income, as determined under GAAP.  Liberty defines adjusted OIBDA as revenue less cost of sales, operating expenses, and selling, general and administrative expenses (excluding stock and other equity-based compensation) and excludes depreciation and amortization and  restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP.

Liberty believes adjusted OIBDA is an important indicator of the operational strength and performance of its businesses, including the ability to service debt and fund capital expenditures.  In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because adjusted OIBDA is used as a measure of operating performance, Liberty views operating income as the most directly comparable GAAP measure.  Adjusted OIBDA is not meant to replace or supercede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty’s management considers in assessing the results of operations and performance of its assets.  Please see the attached schedules for applicable reconciliations.

SCHEDULE 1

The following table provides a reconciliation of adjusted OIBDA for each of Liberty Interactive group, Liberty Entertainment group, and Liberty Capital group to that group’s operating income calculated in accordance with GAAP for the three months ended September 30, 2007, December 31, 2007, March 31, 2008, June 30, 2008 and September 30, 2008, respectively.

(amounts in millions)	3Q07	4Q07	1Q08	2Q08	3Q08
Liberty Interactive Group
Adjusted OIBDA	$363	546	401	410	312
Depreciation and Amortization	(135)	(139)	(139)	(136)	(143)
Stock Compensation Expense	(7)	(6)	(5)	(12)	(8)
Operating Income	$221	401	257	262	161

Liberty Entertainment Group
Adjusted OIBDA	$87	44	81	62	74
Depreciation and Amortization	(9)	(8)	(12)	(12)	(12)
Stock Compensation Expense	(9)	(20)	(7)	(15)	(15)
Impairment of Long-Lived Assets	(41)	—	—	—	—
Operating Income	$28	16	62	35	47

Liberty Capital Group
Adjusted OIBDA	$(17)	(133)	(59)	(40)	(89)
Depreciation and Amortization	(32)	(29)	(26)	(28)	(24)
Stock Compensation Expense	(1)	(10)	(4)	—	(1)
Impairment of Long-Lived Assets	—	(182)	—	—	—
Operating Loss	$(50)	(354)	(89)	(68)	(114)

SCHEDULE 2

The following table provides a reconciliation of adjusted OIBDA for QVC and Starz Entertainment to that entity’s operating income calculated in accordance with GAAP for the three months ended September 30, 2007, December 31, 2007, March 31, 2008, June 30, 2008 and September 30, 2008, respectively.

(amounts in millions)	3Q07	4Q07	1Q08	2Q08	3Q08
Liberty Interactive Group
QVC (100%)
Adjusted OIBDA	$364	531	387	387	312
Depreciation and Amortization	(129)	(133)	(132)	(129)	(135)
Stock Compensation Expense	(4)	(2)	(5)	(5)	(2)
Operating Income	$231	396	250	253	175

Liberty Entertainment Group
STARZ ENTERTAINMENT (100%)
Adjusted OIBDA	$88	48	74	68	78
Depreciation and Amortization	(3)	(6)	(4)	(5)	(4)
Stock Compensation Expense	(7)	(12)	(10)	(10)	(11)
Operating Income	$78	30	60	53	63